UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 3, 2007
FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)

001-14793
(Commission File Number)

Puerto Rico (State or Other Jurisdiction of Incorporation)	66-0561882 (I.R.S. Employer Identification No.)
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip Code)
(787) 729 8200
(Registrant’s Telephone Number, including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On May 3, 2007, First BanCorp (the “Company”) issued a press release announcing, among other things, certain financial information relating to its first quarter of 2006 and 2007. A copy of the press release is attached hereto as Exhibit 99.1.
The Company announced in its May 3, 2007 press release that it elected early adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), effective on January 1, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurement. SFAS 159 allows companies to measure at fair value most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. Following the initial fair value measurement date, ongoing gains and losses on items for which fair value reporting has been elected are reported in earnings at each subsequent financial reporting date. Under SFAS 159, fair value reporting may be elected on an instrument-by-instrument basis, and for all or only some financial assets or liabilities within a portfolio.
After a detailed analysis of SFAS 157 and SFAS 159 by First BanCorp’s Board of Directors and Management Investments and Asset-Liability Committee, the Company decided to early adopt SFAS 159 for certain of the Company’s callable brokered certificates of deposit (“BCDs”) and medium-term notes. Upon adoption of SFAS 159 and SFAS 157, First BanCorp selected the fair value measurement for approximately $4.4 billion, or 63%, of its portfolio of BCDs and $29 million, or 16%, of its medium-term notes portfolio. Interest rate risk on the BCDs and medium term notes chosen for the fair value measurement option will continue to be economically hedged through callable interest rate swaps with the same terms and conditions. The cumulative after-tax effect on the opening balance of retained earnings from adopting these standards is an approximate increase of $92.2 million. Under SFAS 159, this one-time credit is not recognized in current earnings. Regulatory capital (Tier I and Tier II) increases by approximately 125 basis points and the leverage ratio increases by approximately 85 basis points, thus strengthening the Company’s current regulatory capital ratios.
The $92.2 million increase in retained earnings results mainly from the significant mismatch between the fair market value of the callable interest rate swaps as compared to the hedged items, the callable BCDs and medium term notes. As a result of adopting the long-haul method of accounting during the life of the callable BCDs and medium term notes, as opposed to at inception, the changes in the fair market value of the callable BCDs and medium term notes have been recognized through earnings since April 3, 2006 (the implementation date of the long-haul method of accounting). In contrast, upon determining that the short-cut method of accounting was not available for the interest rate swaps that hedged the risk related to the BCDs and medium-term notes, the Company restated its historical financial statements to reflect the fair market value of the interest rate swaps through earnings since inception of the swaps. As of December 31, 2005, the net cumulative effect of reflecting the fair value of the interest rate swaps related to BCDs, medium term notes and loans that did not qualify as hedges under the short-cut method was an after-tax loss of approximately $93 million. During the first quarter of 2006, First BanCorp recorded an additional after-tax non-cash unrealized loss of $42 million to reflect the change in the fair value of the interest rate swaps resulting mainly from rising interest rates.
With the elimination of the use of the long-haul method in connection with the adoption of SFAS 159 as of January 1, 2007, the Corporation will no longer amortize the basis adjustment. The basis adjustment amortization is the reversal of the change in value of the BCDs and medium term notes recognized since the implementation of the long-haul method. Since the time the Company implemented the long-haul method, it has recognized the basis adjustment and the changes in the value of the BCDs and medium term notes based on the expected call date of the instruments. The adoption of SFAS 159 also requires the recognition as part of the adoption adjustment of all of the unamortized placement fees that were paid to broker counterparties upon the issuance of the BCDs and medium term notes. The Company previously amortized those fees through earnings based on the expected call date of the instruments. The impact of the de-recognition of the basis adjustment and the unamortized placement fees as of January 1, 2007 results in a cumulative after-tax reduction to retained earnings of approximately $23.8 million. This negative charge is already included in the total cumulative after-tax increase to retained earnings of $92.2 million that results with the adoption of SFAS 157 and SFAS 159.
As previously reported, First BanCorp expected to reverse over the remaining lives of the interest rate swaps the unrealized cumulative loss that it recognized on April 3, 2006 when it implemented the long-haul method of accounting for the BCDs and medium-term notes. With the implementation of SFAS 157 and SFAS 159, instead of reversing the previously recorded non-cash losses through earnings over the life of the swaps, the remaining portion of the previously recognized non-cash losses is recognized as a one-time increase to retained earnings of $92.2 million that results mainly from the recording of the unrecognized fair market value of the callable BCDs and medium-term notes prior to adoption of the long-haul method. The Company intends to hold the swaps until they mature because, economically, these transactions have satisfied and continue to satisfy their intended results.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 3, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2007	FIRST BANCORP

	By:	/s/ Fernando Scherrer

	Name:	Fernando Scherrer
	Title:	Executive Vice President and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated May 3, 2007